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EXHIBIT 99.5

IMPERIAL CAPITAL LEADS FINANCING

(May 29, 1998) - ENGLEWOOD, Colorado - Recycling Industries, Inc., (NASDAQ-NMS:
RECY), a company engaged in the acquisition, consolidation, and operation of metals recycling companies today announced that it has completed the placement of an additional $50 million of subordinated debt at 13% due in 2005 to further support the Company's consolidation strategy. Imperial Capital, LLC acted as the placement agent for Recycling Industries in connection with this financing.

Tom Wiens, Chairman and CEO of Recycling Industries, said "We are pleased that Recycling Industries can access major financial markets in order to implement the Company's consolidation strategy in the metals recycling industry. This financing was completed without additional warrants and the majority of purchasers of the new notes are holders of the notes that were issued in December."

Proceeds from this financing will be used for completion of announced acquisitions.


Recycling Industries, Inc. is a rapidly growing consolidator of metals recycling companies, providing quality, value-added products and services to its customers. Recycling Industries is actively pursuing the acquisition, financing, and integration, of metals recycling companies. Based in Englewood, Colorado, Recycling Industries owns and operates metals processing facilities in Georgia, Illinois, Iowa, Missouri, Nevada, North Carolina, South Carolina, Texas, Virginia, and Wisconsin.


The statements included in this press release concerning predictions of economic performance and management's plans and objectives constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings; downturns in the Company's primary markets; disruptions in the Company's operations from acts of God


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or extended maintenance; transportation difficulties; the termination of previously announced acquisitions; and the unavailability of financing to complete management's plans and objectives, including the completion of previously announced acquisitions.